Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Organicell Regenerative Medicine, Inc. on Form S-8 (File No. 333-260261) of our report dated February 14, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Organicell Regenerative Medicine, Inc. as of October 31, 2022 and 2021 and for the two years then ended, which report is included in this Annual Report on Form 10-K of Organicell Regenerative Medicine, Inc. for the year ended October 31, 2022.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, FL

February 14, 2023